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CONFIDENTIAL



March 1, 2001



VIA FACSIMILE (201-703-3401)
----------------------------
Board of Directors
c/o Mr. W. Michael Long
Chairman of the Board of Directors
WebMD Corporation
River Drive Center Two
669 River Drive
Elmwood Park, NJ  07407-1361


Dear Fellow Board Members:

Following up on my letter of February 25, 2001, pursuant to which I notified you that the actions of management of WebMD Corporation with respect to Quintiles Transnational Corp. and other parties with whom WebMD has contractual obligations raises in my mind as a director of WebMD questions whether WebMD's interests are being appropriately served, I am writing to request that the Board convene as soon as possible and appoint a committee of independent directors to review management's actions with respect to Quintiles and other parties with whom WebMD is contractually obligated. I also request that Quintiles representatives whom I may specify be permitted to address the special committee to advise it of concerns.

Sincerely,

/s/ Dennis B. Gillings

Dennis B. Gillings, Ph.D.


cc:      Charles A. Mele